                                                                                                             EXHIBIT 99.1

PACIFIC GAS AND ELECTRIC COMPANY U.S. TRUSTEE BALANCE SHEET AS OF DECEMBER 31, 2001 (in millions, except share amounts)

December, 2001
ASSETS
Current Assets
Cash and cash equivalents	$ (39)
Short-term investments	4,259
Accounts receivable:
Customers (net of allowance for doubtful accounts of $48 million)	1,867
Related parties	34
Regulatory balancing accounts	75
Inventories:
Gas stored underground and fuel oil	218
Materials and supplies	119
Prepaid expenses and other	103
Total current assets	6,636

Property, Plant, and Equipment
Electric	18,219
Gas	7,780
Construction work in progress	323
Total property, plant, and equipment (at original cost)	26,322
Accumulated depreciation and decommissioning	(12,934)
Net property, plant, and equipment	13,388

Other Noncurrent Assets
Regulatory assets	2,025
Nuclear decommissioning trust funds	1,337
Other	2,135
Total noncurrent assets	5,497
TOTAL ASSETS	$ 25,521

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 269
Related parties	106
Regulatory Balancing Accounts	228
Other	184
Accrued taxes	296
Rate reduction bonds	1,731
Deferred income taxes	1,025
Deferred tax credits	153
Pre-petition secured debt	3,372
Pre-petition liabilities	5,787
Pre-petition financing debt	5,960
Other liabilities	3,414
Total liabilities	22,525

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Accumulated deficit	(1,003)
Accumulated other comprehensive loss	(2)
Total stockholders' equity	2,859

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,521

PACIFIC GAS AND ELECTRIC COMPANY

U.S. TRUSTEE BALANCE SHEET
AS OF DECEMBER 31, 2001

Notes

1	These unaudited financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.
2	These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.
3	Cash and cash equivalents have been reduced for uncleared checks. On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY U.S. TRUSTEE INCOME STATEMENT FOR THE MONTH ENDED DECEMBER 31, 2001 AND THE NINE MONTHS ENDED DECEMBER 31, 2001 (in millions)

Case to date

Month

		nine months
	ended	ended
	December 31, 2001	December 31, 2001
OPERATING REVENUES	$ 1,041	$ 7,900

OPERATING EXPENSES:
Cost of Electric Energy	176	457
Cost of Gas	130	946
Operating and Maintenance	275	1,911
Depreciation, Decommissioning, and Amortization	82	678
Total Operating Expenses	663	3,992

OPERATING INCOME (LOSS)	378	3,908

Interest Income (Expense)	(128)	(657)
Professional Fees	(1)	(11)
Other Income and (Expense)	1	(10)

PRE-TAX INCOME (LOSS)	250	3,230

Income Taxes	99	1,220

EARNINGS (LOSS)	151	2,010

Preferred Dividend Requirement	2	19

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 149	$ 1,991

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED DECEMBER 31, 2001
AND THE NINE MONTHS ENDED DECEMBER 31, 2001

Notes

1	These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.
2	These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for the estimated amount of power purchased by the DWR on behalf of retail customers based on approximately 10 cents per kilowatt hour (kWh). The Utility acts solely as a billing agent for the DWR. While the rate freeze is in effect, to the extent revenue is allocable to the DWR, there will be a corresponding reduction in the
Utility's revenues. Therefore, the amounts paid to the DWR for deliveries are not recorded as expense and the revenue billed by the Utility to its customers associated with this energy is excluded from revenues. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.
The results for the month of December 2001 are not indicative of future earnings. While the rate freeze is in effect, earnings could differ materially as a result of the implementation of the DWR's revenue requirement. On February 21, 2002, the CPUC approved a final decision establishing a total statewide revenue requirement for the DWR for the two-year period ending December 31, 2002, of $9 billion, representing total DWR expected expenditures of $18 billion less anticipated proceeds from its external financings of $9 billion. In this decision, the CPUC determined that the $9 billion revenue requirement would be allocated among the three California investor-owned utilities based on designated per-kWh charges.
Specifically, the decision orders that the Utility's share of the total $9 billion revenue requirement is
$4.5 billion (for the period from January 2001 through December 2002).
The Utility is required to pass through the commensurate amount of revenues to the DWR. The Utility currently has accrued payables to the ISO for costs that it believes are included in the DWR's revenue requirement. The Utility believes that any additional amount of revenues to be passed through to the DWR as a result of the approval of the revenue requirement would not exceed the amount of ISO payables currently recorded.
In addition, the decision also requires the Utility to submit, over a 6 month period, the shortfall in DWR remittances from January 17, 2001, through March 15, 2002, resulting from the rates approved in the order less the amounts already submitted to DWR.
3	Case to date results reflect the entire nine month period ended December 31, 2001. The bankruptcy petition date is April 6, 2001.